Exhibit 23.5

Consent of Independent Auditor

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 of Omega Healthcare Investors, Inc. and related Proxy Statement/Prospectus and to the incorporation by reference therein of our report dated March 10, 2016, relating to the consolidated financial statements of GruenePointe Holdings, LLC and Subsidiaries, comprising the consolidated financial statements of operations and changes in members’ equity, and cash flows for the year ended December 31, 2015, which report appears in the Annual Report on Form 10-K of MedEquities Realty Trust, Inc. for the year ended December 31, 2017, as amended (Form 10-K/A).

February 7, 2019

Macon, Georgia